UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 16, 2004

P. H. Glatfelter Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 S. George Street, Suite 400, York, PA		17401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	717 225 4711

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On September 21, 2004, P. H. Glatfelter and subsidiaries (the "Company"), through a wholly owned subsidiary, entered into a definitive agreement to sell approximately 1,981 acres of its timberlands located in Delaware to The Conservation Fund, a non-profit corporation, for approximately $18.3 million in cash. The agreement is contingent upon standard closing conditions and is expected to close before the end of 2004. At the time of closing, the Company expects to record a pre-tax gain of approximately $17.8 million. A copy of the underlying Contract for the Purchase and Sale of Property, dated September 21, 2004, is filed herewith as Exhibit 10.1 (certain exhibits to the contract have been omitted and will be provided, free of charge, upon request directed to corporate headquarters).

Item 8.01. Other Events.

On September 16, 2004, the Company, through a wholly owned subsidiary, completed the sale of 138 acres of timberlands located in Sussex County, Delaware. As consideration for the timberlands sold, the Company received $2.4 million in cash from the buyers, two private individuals. During the third quarter of 2004, the Company recorded a pre-tax gain from this transaction of approximately $2.3 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company (Registrant)

September 21, 2004	By:	John P. Jacunski

Name: John P. Jacunski
Title: Vice President and Corporate Controller

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Exhibit Index

Exhibit No.	Description

EX-10.1	Contract for the Purchase and Sale of Property, dated September 21, 2004